Exhibit 99.1

CONTACTS:
(Media):	Bill Mintz	(713/296-7276)

(Investors):	Robert Dye	(713/296-6662)
	David Higgins	(713/296-6690)

(Web site):	http://www.apachecorp.com
FOR RELEASE AT 7 A.M. CENTRAL TIME
APACHE EARNS $632 MILLION OR $1.89 PER SHARE IN SECOND QUARTER
AS PRODUCTION AND CASH FROM OPERATIONS ACHIEVE RECORD LEVELS
     Houston, July 26, 2007 — Apache Corporation (NYSE, Nasdaq: APA) today reported second-quarter earnings of $632 million or $1.89 per diluted common share on record production and strong commodity prices. In the year-earlier period, Apache earned $722 million or $2.17 per share. Excluding a non-recurring benefit of $132 million, or 39 cents per share, for a reduction in Canadian tax rates, Apache earned $590 million or $1.78 per share in the prior period.
     Production totaled 572,000 barrels of oil equivalent (boe) per day, up 14 percent from the year-earlier period and 7 percent from the first quarter of 2007, driven by successful drilling in the United States, Australia and Argentina and an acquisition of producing properties in the Permian Basin.
     Worldwide liquid hydrocarbon production increased to 265,537 barrels per day, up 11 percent from the prior-year period. Gas production averaged 1.8 billion cubic feet per day, up 18 percent from the year-earlier quarter.
     Cash from operations before changes in operating assets and liabilities totaled a record $1.5 billion, up from $1.3 billion in the year-earlier period. (This is a non-GAAP measure; see reconciliation below.)
     “Apache’s record second-quarter production was fueled by growth across our portfolio,” said G. Steven Farris, Apache’s president and chief executive officer. “With our strong first-half performance, we are well on our way to achieving growth at the top of our expected range of 9-12 percent in 2007.”
     Apache continued to benefit from a positive oil price environment, especially in overseas markets. Worldwide, Apache received $64.12 per barrel, level with the prior-year period and up 15 percent from the first quarter. Apache received $66.75 per barrel produced by the company’s overseas operations compared with $60.72 per barrel in North America.
     Apache received $5.51 per thousand cubic feet (Mcf) of natural gas, up from $4.97 per Mcf in the prior-year period and $5.22 per Mcf in the first quarter.
     “In Apache’s core growth areas of Australia, Canada and Egypt, we have matured a number of high potential exploration plays, many of which are being drilled this year,” Farris said. “We are also developing six projects that are expected to add production of 108,000 boe per day by 2010.”
     In Australia, Apache announced a successful appraisal of the Julimar discovery. “The Julimar East-1 encountered 224 feet of net pay in six different zones, bolstering our belief that the recoverable reserves in the Julimar complex exceed 1 trillion cubic feet (Tcf) of gas,” he said.

     Apache also announced plans to proceed with the Van Gogh and Pyrenees offshore developments; together, the two fields are expected to add net production of 40,000 barrels per day in 2009. The Van Gogh project’s first horizontal development well, the Theo 3-H, tested at a rate of 9,694 barrels per day from the main top-Barrow field pay.
     In Egypt, Apache is on track to achieve its goal of doubling production by 2010 through exploration, waterflood projects and additional developments at the Qasr field on the Khalda concession.
     Apache is a large oil and gas independent with operations in the United States, Canada, the United Kingdom sector of the North Sea, Egypt, Australia and Argentina.
-end-
     EDITOR’S NOTE: Apache will webcast a conference call to discuss its second-quarter results at 1 p.m. Central Time, Thursday, July 26, from Apache’s Web site, www.apachecorp.com. The conference call will be available for delayed playback by telephone for one week beginning at approximately 5 p.m. on July 26. To access the telephone playback, dial (719) 457-0820 and provide Apache’s confirmation code, 2456611. The conference call will be archived on Apache’s Web site.
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our 2006 Form 10-K and on our website. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date.

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands, except per share data)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
REVENUES AND OTHER:
Oil and gas production revenues	$2,444,031	$2,085,127	$4,467,098	$4,035,425
Other	23,636	(23,609)	(2,090)	25,195

	2,467,667	2,061,518	4,465,008	4,060,620

OPERATING EXPENSES:
Depreciation, depletion and amortization	591,107	441,438	1,122,020	814,015
Asset retirement obligation accretion	24,134	20,861	48,198	41,506
Lease operating costs	418,816	312,402	811,325	604,016
Gathering and transportation costs	30,185	25,809	58,210	51,913
Severance and other taxes	131,015	168,402	228,287	314,816
General and administrative	70,798	52,191	138,660	97,863
Financing costs:
Interest expense	81,816	50,136	147,548	92,999
Amortization of deferred loan costs	852	521	1,546	1,029
Capitalized interest	(15,898)	(15,882)	(37,674)	(30,075)
Interest income	(3,412)	(3,267)	(5,999)	(9,631)

	1,329,413	1,052,611	2,512,121	1,978,451

INCOME BEFORE INCOME TAXES	1,138,254	1,008,907	1,952,887	2,082,169
Provision for income taxes	504,716	285,282	826,400	697,623

NET INCOME	633,538	723,625	1,126,487	1,384,546
Preferred stock dividends	1,420	1,420	2,840	2,840

INCOME ATTRIBUTABLE TO COMMON STOCK	$632,118	$722,205	$1,123,647	$1,381,706

NET INCOME PER COMMON SHARE:
Basic	$1.91	$2.19	$3.39	$4.19

Diluted	$1.89	$2.17	$3.37	$4.14

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	331,812	329,862	331,514	330,137

APACHE CORPORATION
FINANCIAL INFORMATION
(In thousands)

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
COSTS INCURRED: (1)
North America exploration and development	$641,261	$544,822	$1,382,036	$1,257,708
International exploration and development	507,874	251,009	934,243	475,324

	$1,149,135	$795,831	$2,316,279	$1,733,032

Oil and gas property acquisitions	$6,098	$1,631,387	$1,032,994	$1,894,033

(1)	Includes noncash asset retirement costs and capitalized interest as follows:

Capitalized interest	$15,898	$15,882	$37,674	$30,075
Asset retirement costs	$52,007	$133,579	$126,828	$144,686

	June 30,	December 31,
	2007	2006
BALANCE SHEET DATA:
Cash and Cash Equivalents	$188,642	$140,524
Other Current Assets	2,352,017	2,349,747
Property and Equipment, net	23,789,528	21,346,252
Goodwill	189,252	189,252
Other Assets	412,492	282,400

Total Assets	$26,931,931	$24,308,175

Current Liabilities	$3,136,506	$3,811,612
Long-Term Debt	4,011,147	2,019,831
Deferred Credits and Other Noncurrent Liabilities	5,679,090	5,285,679
Shareholders’ Equity	14,105,188	13,191,053

Total Liabilities and Shareholders’ Equity	$26,931,931	$24,308,175

Common shares outstanding at end of period	332,007	330,737
NON-GAAP FINANCIAL MEASURES:
The press release discusses Apache’s cash from operations before changes in operating assets and liabilities. It is presented because management believes the information is useful for investors because it is used internally and widely accepted by those following the oil and gas industry as a financial indicator of a company’s ability to generate cash to internally fund exploration and development activities, fund dividend programs, and service debt. It is also used by research analysts to value and compare oil and gas exploration and production companies, and is frequently included in published research when providing investment recommendations. Cash from operations before changes in operating assets and liabilities, therefore, is an additional measure of liquidity, but is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities.
The following table reconciles net cash provided by operating activities to cash from operations before changes in operating assets and liabilities.

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
Net cash provided by operating activities	$1,386,447	$1,182,024	$2,450,006	$2,225,308
Changes in operating assets and liabilities	80,574	83,655	209,475	264,571

Cash from operations before changes in operating assets and liabilities	$1,467,021	$1,265,679	$2,659,481	$2,489,879

APACHE CORPORATION
FINANCIAL INFORMATION

	For the Quarter		For the Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006
FINANCIAL DATA (In thousands, except per share data):

Revenues and other	$2,467,667	$2,061,518	$4,465,008	$4,060,620

Income Attributable to Common Stock	$632,118	$722,205	$1,123,647	$1,381,706

Basic Net Income Per Common Share	$1.91	$2.19	$3.39	$4.19

Diluted Net Income Per Common Share	$1.89	$2.17	$3.37	$4.14

Weighted Average Common Shares Outstanding	331,812	329,862	331,514	330,137

Diluted Shares Outstanding	333,906	332,920	333,595	333,671

PRODUCTION AND PRICING DATA:

OIL VOLUME — Barrels per day
United States	91,060	65,451	82,901	62,388
Canada	19,036	21,181	19,034	21,434
Egypt	59,890	55,370	60,129	56,326
Australia	16,071	12,273	14,117	12,093
North Sea	55,209	61,455	54,445	62,942
Argentina	11,282	6,581	11,041	3,941
China	—	5,419	—	4,991

Total	252,548	227,730	241,667	224,115

AVERAGE OIL PRICE PER BARREL
United States	$60.08	$56.84	$58.21	$53.71
Canada	63.75	66.81	58.71	60.45
Egypt	68.65	69.33	62.65	65.06
Australia	74.96	74.58	71.54	70.57
North Sea	66.59	66.93	61.57	63.73
Argentina	45.78	44.22	43.26	43.43
China	—	66.66	—	62.78
Total	64.12	64.35	60.21	60.95

NATURAL GAS VOLUME — Mcf per day
United States	801,778	638,469	770,974	619,860
Canada	389,218	417,494	386,136	401,826
Egypt	234,466	218,788	238,951	215,847
Australia	196,249	184,746	195,608	169,288
North Sea	1,944	2,163	1,917	2,216
Argentina	216,187	102,935	207,263	53,315

Total	1,839,842	1,564,595	1,800,849	1,462,352

AVERAGE NATURAL GAS PRICE PER MCF
United States	$7.29	$6.29	$7.13	$6.83
Canada	6.79	5.69	6.62	6.66
Egypt	4.48	4.46	4.26	4.44
Australia	1.79	1.58	1.78	1.62
North Sea	13.39	9.68	10.90	9.83
Argentina	1.02	0.92	1.08	0.93
Total	5.51	4.97	5.37	5.62

NGL VOLUME — Barrels per day
United States	8,060	8,811	7,631	8,185
Canada	2,113	2,226	2,172	2,202
Argentina	2,816	1,355	2,726	682

Total	12,989	12,392	12,529	11,069

AVERAGE NGL PRICE PER BARREL
United States	$42.10	$40.21	$38.78	$38.52
Canada	39.28	35.77	35.29	35.94
Argentina	36.06	37.44	33.68	37.44
Total	40.33	39.11	37.06	37.94